\forms\12b-25          3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  FORM 12B-25

                          NOTIFICATION OF LATE FILING



     COMMISSION  FILE  NO.

[X]          FORM  10-K     [  ]     FORM 20-F     [  ]     FORM 11-K     [  ]
FORM  10-Q          [    ]          FORM  N-SAR

FOR  PERIOD  ENDED:          December  31,  1997
                             -------------------

[    ]          TRANSITION  REPORT  ON  FORM  10-K
[    ]          TRANSITION  REPORT  ON  FORM  20-F
[    ]          TRANSITION  REPORT  ON  FORM  11-K
[    ]          TRANSITION  REPORT  ON  FORM  10-Q
[    ]          TRANSITION  REPORT  ON  FORM  N-SAR

FOR  THE  TRANSITION  PERIOD  ENDED:


 READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.  PLEASE PRINT OR TYPE.

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.


     IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:





PART  I-REGISTRANT  INFORMATION



     FULL  NAME  OF  REGISTRANT:          Scientific  Software-Intercomp, Inc.
                                          ------------------------------------

     FORMER  NAME  IF  APPLICABLE:          N/A
                                            ---

     ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICE  (STREET  AND  NUMBER)
                            633 17th Street, Suite 1600
                            ---------------------------

     CITY,  STATE  AND  ZIP  CODE:          Denver,  Colorado  80202
                                            ------------------------

PART  II-RULES  12B-25  (B)  AND  (C)


IF  THE  SUBJECT  REPORT  COULD  NOT  BE  FILED WITHOUT UNREASONABLE EFFORT OR
EXPENSE  AND  THE  REGISTRANT  SEEKS  RELIEF  PURSUANT  TO RULE 12B-25(B), THE
FOLLOWING  SHOULD  BE  COMPLETED.    (CHECK  BOX  IF  APPROPRIATE.)

[X]     (A)     THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS
FORM  COULD  NOT  BE  ELIMINATED  WITHOUT  UNREASONABLE  EFFORT  OR  EXPENSE;

[X]          (B)     THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION
REPORT ON FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE
DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

[   ]     (C)     THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE
12B-25(C)  HAS  BEEN  ATTACHED  IF  APPLICABLE.


PART  III-NARRATIVE


STATE BELOW IN REASONABLE DETAIL THE REASONS WHY FORM 10-K, 20-F, 11-K, 10-Q, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF COULD NOT BE FILED WITHIN THE PRESCRIBED PERIOD.

Additional  time  is  required  to  ensure  that  all  appropriate  dis-
      closures are included in the Form 10-K filing.     (ATTACH EXTRA SHEETS IF
                                                                       NEEDED)



PART  IV-OTHER  INFORMATION


     (1)      NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
NOTIFICATION:

                   Barbara J. Cavallo     (303)     292-1111
                   ------------------     -----     --------
                 (NAME)     (AREA CODE)     (TELEPHONE NUMBER)

     (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).
                                                 [ X ]     YES     [  ]     NO

     (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?
                                                 [  ]     YES     [ X ]     NO

     IF  SO:    ATTACH  THE  EXPLANATION  OF  THE  ANTICIPATED  CHANGE,  BOTH
NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.

                                    ------
                      Scientific Software-Intercomp, Inc.
                      -----------------------------------
                 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

DATE:          March  31,  1998                    BY:
               ----------------
                                        Barbara J. Cavallo


INSTRUCTION: THE FORM MAY BE SIGNED BY AN EXECUTIVE OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.



                                   ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).